DREYFUS LIQUID ASSETS, INC.

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.
Dreyfus Liquid Assets, Inc. (the "Fund") desires to offer multiple classes in accordance with Rule 18f-3, and the Fund's Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), has determined that the following plan is in the best interests of each class individually and the Fund as a whole:
1.           Class Designation:  Fund shares shall be divided into Class 1 shares, Class 2 shares and Class Z shares.
2.           Differences in Services:  The services offered to shareholders of each Class, as described in the Fund's prospectuses or statement of additional information, shall be substantially the same, except that Dreyfus Automatic Asset Builder®, Dreyfus Payroll Savings Plan, Dreyfus Government Direct Deposit Privilege, Dreyfus Dividend Sweep, Dreyfus TeleTransfer Privilege, Dreyfus Auto-Exchange Privilege, Dreyfus Automatic Withdrawal Plan, Dreyfus Express® services, Checkwriting Privilege and Dreyfus Advisor services are only available to holders of Class 1 shares or Class Z shares.
3.           Differences in Distribution Arrangements:  Class 1 shares, Class 2 shares and Class Z shares shall be offered at net asset value.  None of the Classes shall be subject to any front-end or contingent deferred sales charges.
Class 1 shares are offered to the public in general.  Class 2 shares are offered only to certain financial institutions, acting for themselves, or in a fiduciary, advisory, agency, brokerage, custodial or similar capacity.  Class Z shares are offered only to shareholders of the Fund who received Class Z shares in exchange for their shares of Dreyfus Worldwide Dollar Money Market Fund, Inc. as a result of the reorganization of such fund and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.  In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus Worldwide Dollar Money Market Fund, Inc. at the time of the reorganization of such fund may purchase Class Z shares on behalf of qualified retirement plans or " sweep accounts."
Class 1 shares and Class Z shares shall be subject to an annual service fee at the rate of up to .25% of the value of the average daily net assets of such Class pursuant to a Shareholder Services Plan.
4.           Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under the Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.
5.           Conversion Features:  No Class shall be subject to any automatic conversion feature.  Shares of one Class of the Fund may be converted into shares of another Class of the Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund.
6.           Exchange Privileges:  Shares of a Class of the Fund shall be exchangeable only for shares of certain other investment companies managed or administered by The Dreyfus Corporation or its affiliates as specified from time to time.

Dated:           January 20, 2005

Amended as of:  April 30, 2015